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                                                                    Exhibit 99.1
                         [ORTHOVITA, INC. LETTERHEAD]



April 1, 2002


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

    Re:   Letter responsive to Temporary Note 3T to Article 3 of Regulation S-X
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Dear Sir or Madam:

In compliance with Temporary Note 3T to Article 3 of Regulation S-X, I am writing to inform you that Arthur Andersen LLP ("Andersen") has represented Orthovita, Inc. ("Orthovita") that Andersen's audit of the consolidated financial statements of Orthovita and its subsidiaries as of December 31, 2001 and for the year then ended, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the revelant portions of the audit.



Sincerely,

/s/Joseph M. Paiva

Joseph M. Paiva
Chief Financial Officer